Filed Pursuant to Rule 433

Registration Statement 333-216060

May 8, 2017

Amgen Inc.

FLOATING RATE NOTES TERM SHEET

Dated May 8, 2017

$300,000,000 Senior Floating Rate Notes due 2019 (the “2019 Notes”)

$300,000,000 Senior Floating Rate Notes due 2020 (the “2020 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated May 8, 2017, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2019 Notes: $300,000,000 aggregate principal amount 2020 Notes: $300,000,000 aggregate principal amount

Maturity Date:	2019 Notes: May 10, 2019 2020 Notes: May 11, 2020

Reference Rate:	Three-month LIBOR

Spread to Reference Rate:	2019 Notes: 32 bps 2020 Notes: 45 bps

Price to Public:	2019 Notes: 100% of principal amount 2020 Notes: 100% of principal amount In each case, plus accrued interest from and including May 11, 2017, if settlement occurs after such date.

Interest Payment Dates:

2019 Notes: Quarterly on February 10, May 10, August 10 and November 10 of each year, beginning on August 10, 2017

2020 Notes: Quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2017

Trade Date:	May 8, 2017

Settlement Date:	May 11, 2017 (T+3)

CUSIP:	2019 Notes: 031162 CL2 2020 Notes: 031162 CN8

ISIN:	2019 Notes: US031162CL28 2020 Notes: US031162CN83

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 S&P: A

Concurrent Offering:	$700,000,000 1.900% Senior Notes due 2019 $700,000,000 2.200% Senior Notes due 2020 $1,500,000,000 2.650% Senior Notes due 2022

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC Barclays Capital Inc. Mizuho Securities USA LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 14, 2017) and a prospectus supplement dated as of May 8, 2017 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC at 1-866-471-2526, (iii) Barclays Capital Inc. at 1-888-603-5847 or (iv) Mizuho Securities USA LLC at 1-866-271-7403.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.